Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Cottonwood Communities, Inc. has five classes of common stock, two of which are currently registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, $0.01 par value per share and Class TX common stock, $0.01 par value per share. In addition, prior to April 30, 2022, Cottonwood Communities, Inc. will register its Class T common stock, $0.01 par value per share, Class D common stock, $0.01 par value per share, and Class I common stock, $0.01 par value per share, under the Exchange Act. References in the following discussion to “we,” “our” and “us” and similar references mean Cottonwood Communities, Inc., excluding its subsidiaries, unless the context otherwise requires or otherwise expressly stated, and references to “you” and “your” mean holders of our common stock.

Description of Our Common Stock

The following description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the Annual Report on Form 10-K to which this Exhibit 4.4 is a part.

General
Under our charter, we have the authority to issue a total of 1,100,000,000 shares of capital stock. Of the total shares of stock authorized, 1,000,000,000 shares are classified as common stock with a par value of $0.01 per share, 125,000,000 of which are classified as Class A shares, 50,000,000 of which are classified as Class TX shares, 275,000,000 of which are classified as Class T shares, 275,000,000 of which are classified as Class D shares, 275,000,000 of which are classified as Class I shares, and 100,000,000 shares are classified as preferred stock with a par value of $0.01 per share, 14,500,000 of which are classified as Series 2016, 5,000,000 of which are classified as Series 2017, and 12,800,000 of which are classified as Series 2019. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of capital stock or the number of shares of capital stock of any class or series that we have authority to issue.
Common Stock
Unless otherwise specified, the description of our common stock refers to our shares of Class A, Class TX, Class T, Class D and Class I common stock. Subject to the restrictions on the transfer and ownership of our common stock set forth in our charter and except as may otherwise be specified in our charter, and subject to the terms of any class or series of our preferred stock, the holders of our common stock have exclusive voting power and are entitled to one vote per share on all matters submitted to a stockholder vote, including the election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding shares of our common stock can elect all of our directors.
Holders of our common stock are entitled to such distributions as may be authorized by our board of directors and declared by us from time to time out of legally available funds, subject to any preferential rights of any preferred stock that is outstanding. In any liquidation, each outstanding share of common stock entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of our common stock have not been granted preemptive rights, which means that stockholders do not have an automatic option to purchase any new shares that we issue, nor do holders of our common stock have any preference, conversion, exchange, sinking fund, redemption or appraisal rights unless, in the case of appraisal rights, our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights.

Our board of directors has authorized the issuance of shares of our stock without certificates; therefore, we will not issue certificates for shares of our stock. Shares of our stock will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Information regarding restrictions on the transferability of our shares that, under Maryland law, would otherwise have been required to appear on our share certificates will instead be furnished to stockholders upon request and without charge. These requests should be delivered or mailed to: Cottonwood Communities, Inc., 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. DST Systems, Inc. acts as our registrar and as the transfer agent for shares of our stock. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.
Class T Shares
Each Class T share issued in the primary offering is subject to an upfront selling commission of up to 3.0%, and an upfront dealer manager fee of 0.5%, of the transaction price of each Class T share sold in the offering on the date of the purchase, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price. The dealer manager anticipates that all or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed (paid) to, participating broker-dealers.
We pay the dealer manager selling commissions over time as a distribution fee with respect to our outstanding Class T shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class T shares. For each Class T share, this distribution fee consists of an advisor distribution fee and a dealer distribution fee. We expect that generally the advisor distribution fee will equal 0.65% per annum and the dealer distribution fee will equal 0.20% per annum, of the aggregate NAV of our outstanding Class T shares. However, with respect to Class T shares sold through certain participating broker-dealers, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. The distribution fees are paid monthly in arrears. Our dealer manager reallows (pays) or advances all or a portion of the distribution fees to participating broker-dealers and servicing broker-dealers, and will rebate distribution fees to us to the extent a broker-dealer is not eligible to receive them unless the total amount of distribution fees advanced has not been recouped or the dealer manager is serving as the broker of record with respect to such shares.
The upfront selling commission and dealer manager fee are each not payable in respect of any Class T shares sold pursuant to our distribution reinvestment plan, but such shares will be subject to the distribution fee payable with respect to all our outstanding Class T shares.
We will cease paying the distribution fee with respect to any Class T share held in a stockholder’s account at the end of the month in which the dealer manager in conjunction with the transfer agent determines that total upfront selling commissions, dealer manager fees and distribution fees paid with respect to the shares held by such stockholder within such account would equal or exceed, in the aggregate, 8.5% (or a lower limit as set forth in the applicable agreement between the dealer manager and a participating broker-dealer at the time such shares were issued) of the gross proceeds from the sale of such shares and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). At the end of such month, each such Class T share in such account (including shares in such account purchased through the distribution reinvestment plan or received as a stock dividend) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share.
Class D Shares
No upfront selling commissions or dealer manager fees are paid for sales of any Class D shares.

We pay the dealer manager selling commissions over time as a distribution fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares. The distribution fees are paid monthly in arrears. Our dealer manager reallows (pays) or advances all or a portion of the distribution fees to participating broker-dealers and servicing broker-dealers, and will rebate distribution fees to us to the extent a broker-dealer is not eligible to receive them unless the total amount of distribution fees advanced has not been recouped or the dealer manager is serving as the broker of record with respect to such shares.
Class D shares sold pursuant to our distribution reinvestment plan will be charged the distribution fee payable with respect to all our outstanding Class D shares.
Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating broker-dealers, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) by other categories of investors that we name in an amendment or supplement to this prospectus.
We will cease paying the distribution fee with respect to any Class D share held in a stockholder’s account at the end of the month in which the dealer manager in conjunction with the transfer agent determines that total upfront selling commissions and distribution fees paid with respect to the shares held by such stockholder within such account would equal or exceed, in the aggregate, 8.0% (or a lower limit as set forth in the applicable agreement between the dealer manager and a participating broker-dealer at the time such shares were issued) of the gross proceeds from the sale of such shares and purchased in a primary offering (i.e., an offering other than a distribution reinvestment plan). At the end of such month, each such Class D share in such account (including shares in such account purchased through the distribution reinvestment plan or received as a stock dividend) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share.
Class I Shares
No upfront selling commissions, dealer manager fees or distribution fees are paid for sales of any Class I shares.
Class I shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by endowments, foundations, pension funds and other institutional investors, (3) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I shares, (4) through certain registered investment advisers, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (6) by our executive officers and directors and their immediate family members, as well as officers and employees of our advisor and its affiliates and their immediate family members, and joint venture partners, consultants and other service providers or (7) other categories of investors that we name in an amendment or supplement to this prospectus.
Class A Shares
The Class A Common Stock was established on August 13, 2019, and all shares of our common stock outstanding as of such date were reclassified as Class A Common Stock. In connection with the sale of our Class A Common Stock, our advisor paid the dealer manager selling commissions of up to 6% of the gross primary offering proceeds, all of which was reallowed to participating broker-dealers. In addition, our advisor also paid the dealer manager a dealer manager fee of up to 3% of the gross primary offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and wholesaler compensation. No upfront or deferred selling commissions or dealer manager fees are paid for shares of Class A Common Stock sold under our distribution reinvestment plan.

Class TX Shares
Our advisor paid the dealer manager selling commissions of up to 3% of the gross primary offering proceeds from the sale of our Class TX Common Stock, all of which may be reallowed to participating broker-dealers. In addition, our advisor also paid the dealer manager a dealer manager fee of up to 3% of the gross primary offering proceeds from the sale of our Class TX Common Stock as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and wholesaler compensation. No upfront or deferred selling commissions or dealer manager fees are paid for shares of Class TX Common Stock sold under our distribution reinvestment plan.
Subject to FINRA limitations on underwriting compensation and certain other limitations described below, our advisor pays the dealer manager a deferred selling commission with respect to our outstanding Class TX shares sold in our primary offering equal to 1% per annum of the estimated value per share for the shares of Class TX common stock for three years from the date on which such share is issued. Our advisor agreed to pay the deferred selling commission with respect to the Class TX shares sold in the primary offering and as such, the fee has no impact on us or on holders of our Class TX shares.
Each Class TX share held in a stockholder’s account will automatically and without any action on the part of the holder thereof convert into a Class A share, on the earliest to occur of the following: (i) a listing of our Class A shares on a national securities exchange; (ii) a merger or consolidation of our company with or into another entity, or the sale or other disposition of all or substantially all of our assets; and (iii) the last calendar day of the month in which we and our dealer manager, in conjunction with our transfer agent, determine that the deferred selling commission paid with respect to Class TX shares held by such stockholder within such account equals or exceeds 3% of the aggregate gross purchase price of the Class TX shares held by such stockholder within such account and purchased in a primary offering.
In addition, after termination of a primary offering registered under the Securities Act, each Class TX share sold in that primary offering, each Class TX share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class TX share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan will automatically and without any action on the part of the holder thereof convert into Class A shares on the last calendar day of the month in which we, with the assistance of our dealer manager, determine that all underwriting compensation paid or incurred with respect to the primary offering covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering. We cannot predict if or when certain of the foregoing events will occur.
With respect to the conversion of Class TX shares into Class A shares, each Class TX share will convert without any action on the part of the holder thereof into a number of Class A shares equal to such Class TX share multiplied by a fraction, the numerator of which is the most recent NAV per share of a Class TX share and the denominator of which is the most recent NAV per share of a Class A share. Stockholders will receive notice that their Class TX shares have been converted into Class A shares in accordance with industry practice at that time, which we expect to be either a transaction confirmation from the transfer agent, notification from the transfer agent or notification through the next account statement following the conversion. We currently expect that the conversion of each Class TX share will be on a one-for-one basis, as we expect the NAV per share of Class A shares and Class TX shares will be the same as there are currently no class-specific expenses associated with the different share classes.
Other Terms of Common Stock
If not already converted into Class I shares upon a determination that total upfront selling commissions, dealer manager fees, and distribution fees paid with respect to such shares would equal or exceed the applicable limit as described in the “—Class T Shares” and “—Class D Shares” sections above, each Class T share and Class D share held in a stockholder’s account (including shares in such account purchased through the distribution reinvestment plan or received as stock dividend) will automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class I shares or (ii) our merger or consolidation with or into another entity in which we are not the surviving entity or the sale or other disposition of all or substantially all of our assets. In addition, after termination of a primary offering registered under the Securities Act, each Class T or Class D share sold in that primary offering, each Class T or Class D share sold under a distribution reinvestment plan pursuant to the same registration statement that was used for that primary offering, and each Class T or Class D share received as a stock dividend with respect to such shares sold in such primary offering or distribution reinvestment plan, shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares (including fractional shares) with an equivalent NAV as such share, at the end of the month in which we, with the assistance of the dealer manager, determine that all underwriting compensation paid or incurred with respect to the offerings covered by that registration statement from all sources, determined pursuant to the rules and guidance of FINRA, would be in excess of 10% of the aggregate purchase price of all shares sold for our account through that primary offering. Further, immediately before any liquidation, dissolution or winding up, each Class T share and Class D share will automatically convert into a number of Class I shares (including any fractional shares) with an equivalent NAV as such share.
Preferred Stock
Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without approval of our common stockholders. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control.
We currently have designated the following three series of preferred stock: Series 2016, Series 2017, and Series 2019. No Series 2017 preferred stock are currently outstanding. Other than the Series 2019 preferred stock to be issued in our ongoing private offering, our board of directors has no present plans to issue additional preferred stock but may do so at any time in the future without stockholder approval.
Series 2016 Preferred Stock
The Series 2016 preferred stock ranks senior to our common stock and on parity with the Series 2017 preferred stock and the Series 2019 preferred stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the Series 2016 preferred stock are entitled to receive a preferred dividend equal to a 7% cumulative but not compounded annual return on the purchase price per share of $10.00.
Term. Unless the Series 2016 preferred stock has been redeemed for cash in connection with an optional redemption (as described below), we will, on January 31, 2023, redeem all shares of Series 2016 preferred stock for cash at a redemption price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the Series 2016 preferred stock with respect to priority of distributions.
Voting. Holders of the Series 2016 preferred stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Redemption. We may, at our option, redeem shares of Series 2016 preferred stock, in whole or in part from time to time, for cash at a price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of Series 2016 preferred stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
Repurchase Rights. Upon the request of a holder of Series 2016 preferred stock and subject to certain hold periods and other restrictions, we may, in the sole discretion of our board of directors, repurchase shares of Series 2016 preferred stock from such stockholder at a repurchase price equal to 88%, 90%, 92%, 94% or 96% of the purchase price of $10.00 during the first, second, third, fourth and fifth years of ownership, respectively, and thereafter, at a repurchase price of 98% of the purchase price. In the event of the death or complete disability of a stockholder, we may, in the sole discretion of our board, repurchase the shares of Series 2016 preferred stock held by such stockholder at a repurchase price of $10.00, provided that such stockholder has held its shares for at least six years.
Series 2017 Preferred Stock
The Series 2017 preferred stock ranked senior to our common stock and on parity with the Series 2016 preferred stock and the Series 2019 preferred stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the Series 2017 preferred stock were entitled to receive a preferred dividend equal to a 7.5% cumulative but not compounded annual return on the purchase price per share of $10.00.
Term. On January 31, 2022, we redeemed all shares of the Series 2017 preferred stock for cash at a redemption price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date.
Voting. Holders of the Series 2017 preferred stock were not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Series 2019 Preferred Stock
We are currently offering shares of Series 2019 preferred stock at $10.00 per share pursuant to a private placement offering. The Series 2019 preferred stock ranks senior to our common stock and on parity with the Series 2016 preferred stock and the Series 2017 preferred stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of us.
Preferred Dividend. Holders of the Series 2019 preferred stock are entitled to receive a preferred dividend equal to a 5.5% cumulative but not compounded annual return on the purchase price per share of $10.00. In the event that we extend the term of the Series 2019 preferred stock beyond December 31, 2023, the preferred dividend will increase to 6% during such extended term.
Term. Unless the Series 2019 preferred stock has been redeemed for cash in connection with an optional redemption or a special redemption event (each as described below), we will, on December 31, 2023 (which date may be extended for two successive one-year terms in our sole discretion), redeem all shares of Series 2019 preferred stock for cash at a redemption price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date to the extent there are funds legally available therefor, and subject to the preferential rights of the holders of any class or series of our stock ranking senior to the Series 2019 Preferred Stock with respect to priority of distributions.
Voting. Holders of the Series 2019 preferred stock are not entitled to vote at any meeting of our stockholders for the election of directors or for any other purpose.
Optional Early Redemption. Subject to the special redemption rights described below, we may, at our option, redeem shares of Series 2019 Preferred Stock, in whole or in part from time to time, for cash beginning on January 1, 2022 at a price per share equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the date on which such shares are redeemed. The redemption date will be selected by us and will be not less than 15 nor more than 60 days after the date on which we send notice of the optional redemption. Redemptions of some but not all of the shares of Series 2019 preferred stock will be made on a pro rata basis unless our board elects to provide the holders of such shares a “first come, first serve” redemption option.
Special Redemption Rights. Upon a special redemption event, we have the right to redeem the Series 2019 preferred stock at any time on a date selected by us in our sole discretion at a redemption price equal to $10.00 plus an amount equal to all accrued and unpaid dividends thereon through the redemption date, even if the special redemption event occurs prior to January 1, 2022. A “special redemption event” means the date on which shares of our common stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.

Repurchase Rights. Upon the request of a holder of Series 2019 preferred stock and subject to certain hold periods and other restrictions, we may, in the sole discretion of our board of directors, repurchase shares of Series 2019 preferred stock from such stockholder at a repurchase price equal to 88%, 90%, 92%, 94% or 96% of the purchase price of $10.00 during the first, second, third, fourth and fifth years of ownership, respectively, and thereafter, at a repurchase price of 98% of the purchase price. In the event of the death or complete disability of a stockholder, we may, in the sole discretion of our board, repurchase the shares of Series 2019 preferred stock held by such stockholder at a repurchase price of $10.00, provided that such stockholder has held its shares for at least two years.
Meetings and Special Voting Requirements
An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chief executive officer or our president or upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter at the special meeting. Upon receipt of a written request of common stockholders holding the requisite number of shares stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 days nor more than 60 days after the distribution of the notice of the meeting. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at any stockholder meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes cast by stockholders entitled to vote who are present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, then the nominee will not be elected.
Our charter provides that the concurrence of our board of directors is not required in order for the common stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that the MGCL does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares of common stock entitled to vote on the matter, our board of directors may not:
•amend the charter to adversely affect the rights, preferences and privileges of the common stockholders;
•amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;
•cause our liquidation or dissolution after our initial investment;
•sell all or substantially all of our assets other than in the ordinary course of business; or
•cause our merger or reorganization.
With respect to common stock owned by our advisor, CC Advisors III, LLC (referred to as “the Advisor” or “our advisor”), any director or any of their affiliates, neither our advisor nor any such director, nor any of their affiliates may vote or consent on matters submitted to stockholders regarding the removal of our advisor, such directors or any of their affiliates or any transaction between us and any of them. To the extent permitted by the Maryland General Corporation Law, in determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, our directors or their affiliates may not vote or consent, any shares owned by any of them will not be included.
Advance Notice for Stockholder Nominations and Proposals of New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of our bylaws. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.
Inspection of Books and Records
Any stockholder will be permitted access to our corporate records to which it is entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. As a part of our books and records, we maintain at our principal office an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of our common stock held by each of them. We update our stockholder list at least quarterly and it is available for inspection by any stockholder or its designated agent upon request. We will also mail a copy of the list to any stockholder within 10 days of the stockholder’s request. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. The purposes for which stockholders may request this list include matters relating to their voting rights. Each common stockholder who receives a copy of the stockholder list must keep such list confidential and share such list only with its employees, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.
If our advisor or our board of directors neglects or refuses to exhibit, produce or mail a copy of the stockholder list as requested, our advisor or board, as the case may be, will be liable to the common stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any common stockholder for the neglect or refusal to produce the list. It will be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of our company. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in our company. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.
Under the Maryland General Corporation Law, a common stockholder is also entitled to inspect and copy (at all reasonable times) the following corporate documents: bylaws, minutes of the proceedings of stockholders, annual statements of affairs, voting trust agreements and stock records for certain specified periods. In addition, within seven days after a request for such documents is presented to an officer or our resident agent, we will have the requested documents available on file at our principal office.
Restriction on Ownership of Shares of Capital Stock
Ownership Limit
To maintain our REIT qualification, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals under the Internal Revenue Code of 1986, as amended (the “Code”)) during the last half of each taxable year. In addition, at least 100 persons who are independent of us and each other must beneficially own our outstanding shares for at least 335 days per 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences will not apply to any period prior to the second year for which we elect to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.
To help ensure that we meet these tests, our charter prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of the value of our aggregate outstanding shares of capital stock or 9.8% of the value or number of shares, whichever is more restrictive, of our aggregate outstanding shares of common stock unless exempted (prospectively or retroactively) by our board of directors. Our board of directors may waive this ownership limit with respect to a particular person if the board of directors receives evidence, including certain representations required by our charter, that ownership in excess of the limit will not jeopardize our REIT status. For purposes of this provision, we treat corporations, partnerships and other entities as single persons.
Any attempted transfer of our shares that, if effective, would result in a violation of our shares being beneficially owned by fewer than 100 persons will be null and void and the prohibited transferee will not acquire any rights in such shares. Any attempted transfer of our shares that, if effective, would result in a violation of our ownership limit will be null and void and will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the attempted transfer. We will designate a trustee of the trust that will not be affiliated with us or the prohibited transferee. We will also name one or more charitable organizations as a beneficiary of the trust.
Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The prohibited transferee will not benefit economically from any of the shares held in trust, will not have any rights to dividends or distributions and will not have the right to vote or any other rights attributable to the shares held in the trust. The trustee will receive all dividends and other distributions on the shares held in trust and will hold such dividends or other distributions in trust for the benefit of the charitable beneficiary. The trustee may vote any shares held in trust. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the prohibited transferee prior to our discovery that the shares have been transferred to the trustee and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that any of our shares of our stock have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee whose ownership of the shares will not violate the above restrictions. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee and to the charitable beneficiary as follows. The prohibited transferee will receive the lesser of (i) the price paid by the prohibited transferee for the shares or, if the prohibited transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the “market price” (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee and by the amount of any costs incurred by us in connection with the transfer. Any net sale proceeds in excess of the amount payable to the prohibited transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares have been transferred to the trustee, the shares are sold by the prohibited transferee, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited transferee received an amount for the shares that exceeds the amount such prohibited transferee was entitled to receive as set forth in this paragraph, the excess will be paid to the trustee upon demand.
In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price (as defined in our charter) at the time of the devise or gift) and (ii) the market price (as defined in our charter) on the date we, or our designee, accept the offer, both as reduced by the amount of any costs incurred by us in connection with the transfer. We will have the right to accept the offer until the trustee has sold the shares held in trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited transferee. We may reduce the amount payable to the prohibited transferee by the amount of dividends and other distributions which have been paid to the prohibited transferee and are owed by the prohibited transferee to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts to acquire shares in violation of the foregoing restrictions or who would have owned the shares that were transferred to any such trust must immediately notify us of such event, and any person who proposes or attempts to acquire or receive shares in violation of the foregoing restrictions must give us at least 15 days’ written notice prior to such transaction. In both cases, such persons will provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions will continue to apply until our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required in order for us to qualify as a REIT. The ownership limit does not apply to any underwriter in an offering of our shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.
Within 30 days after the end of each taxable year, every owner of 5% or more of our outstanding capital stock (or such lower percentage as required by law or regulation) will be asked to deliver to us a statement setting forth the number of shares owned directly or indirectly by such person and a description of how such person holds the shares. Each such owner will also provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with our ownership limit.
These restrictions could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders.
Suitability Standards and Minimum Purchase Requirements
Our charter provides that, until our common stock is listed on a national securities exchange, the following provisions apply to purchases of our common stock in a public offering:
(a)     To purchase our common stock in a public offering, the purchaser must represent to us:
(i)    that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, home furnishings and automobiles) of not less than $70,000; or
(ii)    that such purchaser (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the grantor or donor who directly or indirectly supplies the funds to purchase the shares if the grantor or donor is the fiduciary) has a net worth (excluding home, home furnishings and automobiles) of not less than $250,000.
(b)    Each purchase of shares of common stock shall comply with the requirements regarding minimum initial and subsequent cash investment amounts set forth in our then effective registration statement as such registration statement has been amended or supplemented as of the date of such purchase or any higher or lower applicable state requirements with respect to minimum initial and subsequent cash investment amounts in effect as of the date of the issuance or transfer.
Tender Offers by Stockholders
Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.
In order for one of our stockholders to conduct a tender offer to another stockholder, our charter requires that the stockholder comply with Regulation 14D of the Exchange Act and provide us with notice of such tender offer at least ten business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any stockholder initiating a tender offer to provide:
•specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;
•the ability to allow stockholders to withdraw tendered shares while the offer remains open;

•the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and
•that all stockholders of the subject class of shares be treated equally.
In addition to the foregoing, there are certain ramifications to stockholders should they attempt to conduct a noncompliant tender offer. If any stockholder initiates a tender offer without complying with the provisions set forth above, all tendering stockholders will have the opportunity to rescind the tender of their shares to the noncomplying stockholder within 30 days of our issuance of a position statement on such noncompliant tender offer. The noncomplying stockholder will also be responsible for all of our expenses in connection with that stockholder’s noncompliance.
Business Combinations
Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (i) any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of the voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.
Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights for control shares are considered and not approved.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:
•a classified board;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and
•a majority requirement for the calling of a special meeting of stockholders.
Although our board of directors has no current intention to opt in to any of the above provisions permitted under Maryland law, our charter does not prohibit our board from doing so. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities. Note that through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directors, provided that the number is not less than three. Our board of directors has the exclusive power to amend our bylaws.
Exclusive Forum for Certain Litigation
Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (iii) any action or proceeding asserting a claim arising pursuant to any provision of the MGCL or our charter or bylaws or (iv) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder who is a party to such an action or proceeding must cooperate in any request that we may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program.
The exclusive forum provision of our charter does not establish exclusive jurisdiction in the Circuit Court for Baltimore City, Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts or for claims under state securities laws.
Restrictions on Roll-Up Transactions
A Roll-Up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that is created or would survive after the successful completion of the transaction, which we refer to as a Roll-Up Entity. This term does not include:
•a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or
•a transaction involving only our conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of our common stockholders, the term of our existence, the compensation to our advisor or our investment objectives.
In connection with any proposed Roll-Up Transaction, an appraisal of all of our assets will be obtained from a competent independent expert. Our assets will be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of our assets as of a date immediately preceding the announcement of the proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal will be filed with the SEC and, if applicable, the states in which registration of such securities is sought, as an exhibit to the registration statement for the offering. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent expert will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-Up Transaction.
In connection with a proposed Roll-Up Transaction, the person sponsoring the Roll-Up Transaction must offer to our common stockholders who vote “no” on the proposal the choice of:
•accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or
•one of the following:
•remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously; or
•receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-Up Transaction:
•that would result in our common stockholders having democracy rights in a Roll-Up Entity that are less than those provided in our charter and bylaws with respect to the election and removal of directors and the other voting rights of our common stockholders, annual reports, annual and special meetings of common stockholders, the amendment of our charter and our dissolution;
•that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares of common stock that such investor had held in us;
•in which investors’ rights of access to the records of the Roll-Up Entity would be less than those provided in our charter and described above in “—Inspection of Books and Records”; or
•in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction would not be approved by our common stockholders.